EMPLOYMENT AGREEMENT

DATE:	March 1, 2002

PARTIES:	eCollege.com, a Delaware corporation	(the "Company")

	Mark Resmer, a resident of California	("Employee")

RECITAL:

The Company is engaged in the business of online web production, online education and online training. The Company desires to employ and retain the unique experience, abilities, and services of Employee as Chief Technology Officer, in the Company's office in Denver, Colorado.

AGREEMENT:

The parties agree as follows:

  EMPLOYMENT

  a)   Term. The term of this Employment Agreement (the "Agreement") shall commence on April 1, 2002. The term of this Agreement shall continue until termination in accordance with Section 5 of this Agreement, or until either the Company provides the Employee, or the Employee provides the Company, with written notice to the contrary.

  b)   Duties. Company shall employ Employee as a Chief Technology Officer. Employee accepts employment with the Company on the terms and conditions set forth in this Agreement, and agrees to devote his full time and attention (reasonable periods of illness excepted) to the performance of his duties under this Agreement. In general, such duties shall consist of administration of the day to day operations of the Company's online web production, online education and online training business, and the specific duties set forth in Schedule A attached hereto. Employee shall perform such specific duties and shall exercise such specific authority as may be assigned to Employee from time to time by the Employee's supervisor, the Executive Vice President of the Company. In performing such duties, Employee shall be subject to the direction and control of the Executive Vice President. Employee further agrees that in all aspects of such employment, Employee shall comply with the policies, standards, and regulations of the Company established from time to time, and shall perform his duties faithfully, intelligently, to the best of his ability, and in the best interest of the Company. The devotion of reasonable periods of time by Employee for personal purposes or charitable activities shall not be deemed a breach of this Agreement, provided that such purposes or activities do not materially interfere with the services required to be rendered to or on behalf of the Company; however, any outside business activities that are not first submitted in writing to the CEO of the Company, and approved in writing by the CEO shall be deemed a breach of this Agreement.

  COVENANT NOT TO COMPETE; CONFIDENTIALITY

  a)   Noncompetition. During the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Employee shall not, within the United States, directly or indirectly, (1) own (as a proprietor, partner, stockholder, or otherwise) an interest of five percent (5%) or more in, or (2) participate (as an officer, director, or in any other capacity) in the management, operation, or control of, or (3) perform services as or act in the capacity of an employee, independent contractor, consultant, or agent of any enterprise engaged, directly or indirectly, in the online education and online training business or in competition with any other business conducted by the Company except with the prior written consent of the CEO of the Company; provided, however, that the foregoing provision shall not limit Employee from engaging in any such function for a college, university or other non-commercial educational institution so long as such entity does not compete with the Company or offer services similar to those offered by the Company; or, (4) directly or indirectly, contact, solicit or direct any person, firm, or corporation to contact or solicit, any of the Company's customers, prospective customers, or business brokers for the purpose of selling or attempting to sell, any products and/or services that are the same as or similar to the products and services provided by the Company to its customers during the term hereof. In addition, the Employee will not disclose the identity of any such business brokers, customers, or prospective customers, or any part thereof, to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever; and solicit or accept if offered to him, with or without solicitation, on his own behalf or on behalf of any other person, the services of any person who is an employee of the Company, nor solicit any of the Company's employees to terminate employment with the Company, nor agree to hire any employee of the Company into employment with himself or any company, individual or other entity.

  b)   Confidentiality. Employee acknowledges and agrees that all product specifications, product planning information, lists of the Company's customers and suppliers, financial information, and other Company data related to its business ("Confidential Information") are valuable assets of the Company. Except for information that is a matter of public record, Employee shall not, during the term of this Agreement or after the termination of employment with the Company, disclose any Confidential Information to any person or use any Confidential Information for the benefit of Employee or any other person, except with the prior written consent of the Company.

  c)   Ideas, Inventions. The Employee recognizes and agrees that all ideas, inventions, enhancements, plans, writings, and other developments or improvements (the "Inventions") conceived by the Employee, alone or with others, during the term of his employment, whether or not during working hours, that are within the scope of the Company's business operations or that relate to any of the Company's work or projects, are the sole and exclusive property of the Company. The Employee further agrees that (1) he will promptly disclose all Inventions to the Company and hereby assigns to the Company all present and future rights he has or may have in those Inventions, including without limitation those relating to patent, copyright, trademark or trade secrets; and (2) all of the Inventions eligible under the copyright laws are "work made for hire." At the request of and without charge to the Company, the Employee will do all things deemed by the Company to be reasonably necessary to perfect title to the Inventions in the Company and to assist in obtaining for the Company such patents, copyrights or other protection as may be provided under law and desired by the Company, including but not limited to executing and signing any and all relevant applications, assignments or other instruments. Notwithstanding the foregoing, the Company hereby notifies the Employee that the provisions of this Section 2)c) shall not apply to any Inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which were developed entirely on the Employee's own time, unless (1) the Invention relates (i) to the business of the Company, or (ii) to actual or demonstrably anticipated research or development of the Company, or (2) the Invention results from any work performed by the Employee for the Company.

  d)   Nondisparagement. During the term of this Agreement and for a period of two years following the voluntary or involuntary termination of this Agreement, the parties shall not make any statements concerning the other party that would tend to diminish the esteem, respect, good will, or confidence in which that party is held by members of the community in which that party, or its officers, directors and employees, conduct their business affairs or that would provoke adverse or derogatory feelings or opinions in such members of those communities as to that party.

  e)   Return of Documents. Employee acknowledges and agrees that all originals and copies of records, reports, documents, lists, plans, drawings, memoranda, notes, and other documentation related to the business of the Company or containing any Confidential Information shall be the sole and exclusive property of the Company, and shall be returned to the Company upon the termination of employment with the Company or upon the written request of the Company.

  f)   Injunction.

  Employee agrees that it would be difficult to measure damage to the Company from any breach by Employee of Section 2)a), 2)b), 2)c) or 2)d) and that monetary damages would be an inadequate remedy for any such breach. Accordingly, Employee agrees that if Employee shall breach or take steps preliminary to breaching Section 2)a), 2)b), 2)c) or 2)d), the Company shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate orders to restrain any such breach, without showing or proving any actual damage sustained by the Company.

  Company agrees that it would be difficult to measure damage to the Employee from any breach by Company of Section 2)d) and that monetary damages would be an inadequate remedy for any such breach. Accordingly, Company agrees that if Company shall breach or take steps preliminary to breaching Section 2)d), the Employee shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate orders to restrain any such breach, without showing or proving any actual damage sustained by the Employee.

  g)   No Release. Employee agrees that the termination of employment with the Company or the expiration of the term of this Agreement shall not release Employee from any obligations under Section 2)a), 2)b), 2)c), 2)d), 2)e) or 2)f).

  COMPENSATION

  a)   Base Compensation; Bonus Compensation. In consideration of all services to be rendered by Employee to the Company, the Company shall pay to Employee compensation as described in Schedule A of this Agreement.

  b)   Other Benefits. Employee has been provided with a brochure of the Company's general benefits. Employee agrees and acknowledges that the benefits provided by the Company may be changed or amended from time to time, and at any time, at the sole discretion of the Company.

  COMPANY POLICIES

  a)   General Policy Descriptions. Employee has been provided with a description of several policies, standards and regulations of the Company including a description of the Personal Days Policy, Travel Policy, and Expense Reimbursement Policy.

  b)   Abide by All Policies Established by the Company. Employee agrees to abide by all policies, standards and regulations of the Company.

  c)   Changes to Company Policies. Employee agrees and acknowledges that the Company's policies may be created, eliminated, changed or amended from time to time, and at any time, at the sole discretion of the Company.

  TERMINATION

  a)   At-Will Employment. Employee agrees and acknowledges that, just as he has the right to terminate his employment with the Company at any time for any reason, the Company has the same right, and may terminate his employment with the Company at any time for any reason.

  b)   Severance. In the event of the involuntary termination of Employee by the Company, which termination is not termination for cause as set forth in Paragraph 5)c) below, the Company shall provide Employee with severance pay equal to six (6) months of Employee's base salary paid on the Company's normal payroll dates, plus/less any positive/negative accrued vacation days, provided that the Employee executes a severance agreement waiving any claims against the Company and in which the Company waives claims against the Employee.

  c)   Immediate Termination. The employment of Employee by the Company may be terminated immediately in the sole discretion of the either the CEO, Executive Vice President, or the Board of Directors of the Company upon the occurrence of any one of the following events:

      After Employee receives written notice of conduct which is in violation of policies, standards, and regulations of the Company as established from time to time and after a reasonable period of time to correct the conduct, the Employee willfully and continuously fails or refuses to comply, in a material manner, with the policies, standards, and regulations of the Company;
      Employee engages in fraud, dishonesty, or any other act of material misconduct in the performance of Employee's duties on behalf of the Company;
      Employee fails to perform any material provision of this Agreement to be performed by Employee, provided however, that if such breach can be cured, the Employee will receive reasonable, written notice of breach and opportunity to cure such breach; or
      Employee violates one or more of the rules identified on Schedule B.
  FACILITIES AND PERSONNEL

  a)   Workspace and Supplies. Employee shall be provided a workspace at the Company's executive headquarters. The Company shall provide all such facilities, supplies, and services as the Company determines are reasonably required for the performance of Employee's duties under this Agreement.

  REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

  a)   No Other Employment Agreements. Employee represents and warrants to the Company that there is no employment contract or any other contractual obligation to which Employee is subject, which prevents Employee from entering into this Agreement or from performing fully Employee's duties under this Agreement.

  b)   Special Needs. There are no special accommodations required to be made by Company for Employee to perform his duties and responsibilities.

  MISCELLANEOUS PROVISIONS

  a)   Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties and their heirs, personal representatives, successors, and assigns.

  b)   Notices. Any notice, election, waiver, consent, acceptance or other communication required or permitted to be given under this Agreement shall be in writing and shall be hand delivered, transmitted via fax, by e-mail or sent via nationally recognized third party delivery (such as Federal Express or UPS) for next day delivery, addressed to the parties as follows:

  If to Company:

  eCollege.com
  Attn: CEO
  10200 "A" East Girard Ave.
  Denver, Colorado 80231
  Fax: 1-303-873-7449

  If to Employee:

  Mark Resmer
  10200 "A" East Girard Ave.
  Denver, CO 80231

  Any notice or other communication shall be deemed to be given at the date the notice is hand delivered to the individual, the date the notice is sent via fax, or the date following the date of deposit with any nationally recognized third party delivery (such as Federal Express or UPS) for next day delivery to the addressee. The addresses to which notices or other communications shall be sent may be changed from time to time by giving written notice to the other party as provided in this Paragraph.

  c)   Amendments. This Agreement may be amended only by an instrument in writing executed by all the parties.

  d)   Entire Agreement. This Agreement (including the schedules) sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior understandings and agreements, whether written or oral, between the parties with respect to such subject matter.

  e)   Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. Fax signatures shall have the same effect as an original signature.

  f)   Severability. If any provision of this Agreement shall be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired; provided, however, that the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for each invalid provision or unenforceable provision in light of the tenor of this Agreement and, upon so agreeing, shall incorporate such substitute provision into this Agreement.

  g)   Waiver. A provision of this Agreement may be waived only by a written instrument executed by the party waiving compliance. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Failure to enforce any provision of this Agreement shall not operate as a waiver of such provision or any other provision.

  h)   Further Assurances. From time to time, each of the parties shall execute, acknowledge, and deliver any instruments or documents necessary to carry out the purposes of this Agreement.

  i)   No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any person, other than the parties to this Agreement, any right or remedy of any nature whatsoever.

  j)   Expenses. Except as otherwise provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated by this Agreement.

  k)   Exhibits. The exhibits and schedules referenced in this Agreement are a part of this Agreement as if fully set forth in this Agreement.

  l)   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the State of Colorado.

  m)   Arbitration.

      Any controversy or claim arising out of or relating to this Agreement, including, without limitation, the making, performance, or interpretation of this Agreement, shall be settled by arbitration.
      The parties may choose an arbitrator and rules of arbitration by mutual agreement. Unless the parties agree otherwise, the arbitration shall be conducted in Denver, Colorado in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association in Denver, Colorado. The arbitration shall be held before a single arbitrator (unless otherwise agreed by the parties). The arbitrator shall be chosen from a panel of attorneys knowledgeable in the field of business law in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof and any party to the arbitration may, if it so elects, institute proceedings in any court having jurisdiction for the specific performance of any such award. The powers of the arbitrator shall include the granting of injunctive relief. If the arbitration is commenced, the parties agree to permit reasonable discovery proceedings as determined by the arbitrator, including production of material documents, accounting of sources and uses of funds, interrogatories and the deposition of each party and any witness proposed by either party.
      The parties agree that the arbitrator shall have no jurisdiction to consider evidence with respect to or render an award or judgment for punitive damages (or any other amount awarded for the purpose of imposing a penalty), incidental or consequential damages.
      The arbitrator shall award all direct costs of the arbitration, including arbitrator's fees and arbitration filing fees according to the parties' ability to pay.
      The arbitrator shall determine a schedule for the arbitration proceedings such that a final determination of the matter submitted to the arbitrator can be rendered and delivered to the parties within 150 days following the date that a demand for arbitration is filed.
      The parties agree that all facts and other information relating to any arbitration arising under this Agreement shall be kept confidential to the fullest extent permitted by law.

         n)   Survival Beyond Termination. All provisions that by their terms survive termination or expiration and all rights and obligations under          those provisions shall survive any voluntary or involuntary termination or expiration of this Agreement in accordance with the respective          terms of such provisions.

eCollege.com
By: /s/ Oakleigh Thorne Oakleigh Thorne, CEO
/s/ Mark Resmer Mark Resmer, Individually

SCHEDULE A

COMPENSATION AND DUTIES

  SALARY. Commencing on April 1, 2002, compensation to the Employee shall be at the annual rate of $190,000 per year, payable on the Company's normal payroll dates (two paychecks for $7916.67 per month). Employee's annual target bonus pursuant to the eCollege Incentive Compensation Plan and subject to the discretion of the Board of Directors, is $72,000 and is based on the company meeting its goals and Employee achieving the individual objectives agreed to by Employee and the Executive Vice President, and approved of by the Company's Compensation Committee ("Approved Objectives").
  BONUS/OTHER COMPENSATION. Employee bonus compensation, whether in cash, Company stock, or other consideration, may be provided to Employee as determined from time to time by the Board of Directors or the CEO of the Company; the Company has no requirement to provide Employee with bonus compensation of any type.
  RELOCATION EXPENSES. Employee shall be reimbursed for relocation expenses up to the amount of $20,000. Employee shall issue a promissory note to the Company in the amount of such moving expenses, which note shall be forgiven if (i) Employee does not resign his employment with the Company prior to the first anniversary of his employment with the Company, and (ii) the Company has not terminated Employee pursuant to Section 5)c) of this Agreement prior to the first anniversary of Employee's employment with the Company.
  STOCK OPTIONS. Employee shall be issued options to purchase 60,000 shares of common stock of the Company, subject to approval of the Compensation committee, as set forth the in the Stock Option Agreement issued to Employee. The exercise price for such options shall be the price as of the close of business on April 1, 2002. All unvested options shall vest on a change in control of the company if Employee is terminated within the first eighteen (18) months after the change in control provided termination is not for cause. All terms of the options shall be more fully described in the Stock Option Agreement.
  JOB DESCRIPTION. As Chief Technology Officer, Employee is responsible for assisting in strategy development for the Product Engineering and Technology division and implementing that strategy. Employee's general duties include:
    Directing the research and development efforts leading to new or improved products;
    Directing overall product plan;
    Managing the Product Engineering and Technology Division, including the personnel, processes and functions;
    Directing the Company's quality management program;
    Working with customers to identify significant market drivers and customer technology directions;
    Serving as a member of the senior management team in setting the strategic direction of the Company; and
    Articulating and presenting the Company's strategic technology direction as directed by senior management.

     6.   OTHER DUTIES. Employee's duties may vary from time to time as determined by the CEO or the Executive Vice President of the of the            Company.

Employee acknowledges that he has read and fully understands all terms set forth in this Schedule A.

/s/ Mark Resmer Mark Resmer

SCHEDULE B

All employees must abide by the following rules of the Company:

  HONESTY. Employees shall conduct their affairs with honesty and integrity and shall not engage in fraud, dishonesty or any act of material misconduct.
  SIGNING AGREEMENTS. Employees shall not sign any document or agreement that creates a legally binding obligation on the Company. The only persons authorized to sign agreements are the CEO, Oakleigh Thorne and the Executive Vice President, Doug Kelsall.
  WRITTEN AGREEMENT. All employees of the Company and all independent contractors of the Company must have a signed, written agreement with the Company prior to performing work for the Company.

Any violation of the above rules may result in disciplinary action, including termination of any employee found to have violated one or more of the above rules.